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                                                                  EXHIBIT 10.3

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                                     *** Text Omitted and Filed Separately
                                     Confidential Treatment Requested Under
                                     17 C.F.R. Sections 200.80(b)(4), 200.83 and
                                     240.24b-2
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                        SUBSCRIBER UNIT LICENSE AGREEMENT

This Subscriber Unit License Agreement (the "Agreement") is entered into on March 24, 1999 by and between QUALCOMM Incorporated, a Delaware corporation, having its executive offices at 6455 Lusk Boulevard, San Diego, California, U.S.A., 92121 (hereinafter referred to as "Q") and TELEFONAKTIEBOLAGET LM ERICSSON (PUBL), a Swedish corporation having its executive offices at S-126 25 Stockholm, Sweden (hereinafter referred to as "E"), with respect to the following facts:

                                    RECITALS

               WHEREAS, Q and E are parties in the civil action entitled "Ericsson Inc. et al. v. QUALCOMM Inc. et al." (the "Litigation") and by entering into this Agreement, a settlement agreement and a multi-product license agreement agree to settle and resolve the Litigation and to release all existing claims relating thereto;

               WHEREAS, contemporaneously with the execution of this Agreement Q and E have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement") pursuant to which E has agreed to purchase and Q has agreed to sell certain assets and liabilities of Q's infrastructure business;

               WHEREAS, Q and E each own patents that are essential to make, use and sell products which comply with the standards based on cdmaOne, cdma2000 and WCDMA; and

               WHEREAS, as part of the settlement of the Litigation, each Party has agreed to grant the other Party a license under the respective Essential Patent portfolio and such other patents as may be designated under this Agreement for use in CDMA Applications, including but not limited to cdmaOne, cdma2000 and W-CDMA, effective upon the Closing (as defined in the Asset Purchase Agreement) (the "Effective Date").

               NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

       1. Headings and Definitions.

               All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For purposes of this Agreement, the following definitions apply:

               "Affiliate" of a Party means a company or other legal entity which controls, is controlled by, or is under common control with such Party, but any such company or other legal entity shall be deemed to be an Affiliate only as long as such control exists, and for the purposes




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of this definition, "control" means direct or indirect ownership of at least fifty percent (50%) of the voting power of the shares or other securities for election of directors (or other managing authority) of the controlled or commonly controlled entity.

               "ASICs" means individual integrated circuit chips and integrated circuit chipsets (including the hardware, firmware and/or associated software that runs on the ASIC) which are custom designed to perform a particular function or functions.

               "CDMA Applications" means all communications applications (regardless of the transmission medium) which operate using code division multiple access ("CDMA") technology, whether or not based on IS-95 Related Systems, cdma2000 or W-CDMA, and irrespective of frequency band.

               "CDMA Modules" means modules, chip(s), chipsets (whether or not mounted on circuit cards) and circuit cards (for example, but not limited to, PCMCIA cards) that provide communication capabilities (regardless of the transmission medium) for use in user terminals (for example, PC's, vending machines and play stations), if sold separately (i.e., not incorporated into a user terminal). The CDMA Module must perform at least all the functionality necessary for all CDMA and RF modulation and demodulation.

               "E" means Telefonaktiebolaget LM Ericsson (publ), a Swedish corporation.

               "E's Licensed Patents" means E's (and its Affiliates') Essential Patents, and any non-Essential Patent selected by Q in accordance with either
Section 2.3 or Section 3.3. The term "E's Licensed Patents" also includes the Patents In Suit.

               "Essential Patents" means those Patents (in any country of the world) as to which it is, or is claimed by the patent owner to be, not possible on technical (but not commercial) grounds, taking into account normal technical practice and the state of the art generally available at the time of adoption or publication of the relevant Standard, to make, sell, lease, otherwise dispose of, repair, use or operate equipment or methods which comply with such Standard without infringing such patent.

               "E's Essential Patents" or "Q's Essential Patents" means Essential Patents owned or sublicensable by E (or by any of E's Affiliates), or by Q (or by any of Q's Affiliates), respectively. If such Essential Patents are not owned by a Party or its Affiliates and are sublicensable by such Party or its Affiliates only with payment of additional royalty or



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consideration to a third party, or subject to obligations imposed as a condition of granting sublicenses, then such patents are included within the Patents being licensed hereunder only to the extent that the Party receiving such license agrees to pay any such additional royalty or consideration and agrees to be bound by such obligations in connection with such Party's use of such Patents.

               "Have Made" means the right to have a third party make a product for CDMA Applications for the use and benefit of the party exercising the have made right, provided that:

               (i) the party exercising the have made right owns and supplies the designs, or specifications, or working drawings to such third party (except with respect to ASICs as to which a Party must own and design only the overall architecture thereof);

               (ii) such designs, specifications, and working drawings (in the case of ASICs , as to the overall architecture) are in sufficient detail that no substantial additional design by such third party is required;

               (iii) such third party is not allowed to sell such product to other third parties; and

               (iv) each such product sold by the Party exercising the have made right, or its Affiliate or Manufacturing Licensees shall bear the trademarks, trade names, or other commercial indicia of such party or its Affiliate or Manufacturing Licensee, although such products may be co-branded with the trademarks, trade names, or other commercial indicia of the reseller or distributor of such products. The requirements of this subparagraph (iv) shall not apply where a customer requires that the product bear only such customer's trademarks, trade names, or other commercial indicia.

               "Infrastructure Equipment" means network equipment, including but not limited to equipment in the mobile switching center and cell sites. The term "Infrastructure Equipment" does not include Subscriber Units or ASICs (other than those ASICs incorporated and sold in E's Infrastructure Equipment).

               "IS-95 Related Systems" means IS-95 and any single carrier system with a spreading bandwidth not greater than 1.25 MHz and based on or derived from IS-95.

               "Litigation" means all litigation pending as of the Effective Date between E and Q (and/or their Affiliates) in the United States District Court for the Eastern District of Texas.

               [*]



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[*]

               "Multi-Mode" means Licensed Products having the capability to operate utilizing a CDMA air interface and an air interface in accordance with one or more non-CDMA standards.

               "Net Selling Price" means, with respect to any Subscriber Unit Sold, the greater of [*]

               "Party" means Q and E individually, and the term "Parties" means Q and E collectively.

               "Patent" means all patents (including utility models) and like statutory rights other than design patents, issued at any time before, on or after the Effective Date anywhere in the world:




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               (i) which are owned, exclusively or jointly, or controlled by either Party or any of its Affiliates at any time, or

               (ii) with respect to which, and to the extent to which, either Party or any of its Affiliates shall have the right to grant the licenses and rights herein granted.

               "Patents In Suit" means the eleven patents asserted in the Litigation, U.S. Pat. Nos. 5,088,108 (RE 36,017), 5,209,528 (RE 36,079),
5,148,485, 5,193,140, 5,230,003, 5,239,557, 5,282,250, 5,327,577 (RE 36,078),
5,390,245, 5,430,760 and 5,551,073, and their foreign counterparts, reissuances, divisionals, continuations and continuations in part.

               "Q" means QUALCOMM Incorporated, a Delaware corporation.

               "Q's ASICs" means ASICs Sold by Q, the overall architecture of which has been designed by Q, although the functional blocks of such ASICs may be designed by others (e.g., as in the MSM 2300 and MSM 3000 ASICs).

               "Q's Licensed Patents" means Q's (and its Affiliates') Essential Patents and any non-Essential Patent selected by E in accordance with either
Section 2.3 or Section 3.3.

               "Sold," "Sale," "Sell" means put into use, sold, leased or otherwise transferred and a sale shall be deemed to have occurred upon first use by a third party, shipment or invoicing, whichever shall first occur.

               "Standards" means those standards which are applicable to CDMA Applications.

               "Subscriber Units" means (a) complete user terminals which can be used without any additional equipment or components being attached thereto to initiate or receive wireless transmissions and (b) CDMA Modules. The term "Subscriber Units" does not include Infrastructure Equipment or ASICs (other than those ASICs incorporated and sold in a Party's Subscriber Units).

       2. License Grant By E.

               2.1 License Grant. E hereby grants to Q, effective as of the Effective Date, a world-wide, non-transferable, non-exclusive [*] license under E's Licensed Patents to make and Have Made, use, sell, offer for sale, lease or otherwise dispose of, and import Subscriber Units designed by Q or its Affiliates and which design is owned by Q or its Affiliates (the "Q Licensed Products") for CDMA Applications. The license further includes [*]



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[*]

               2.2 Royalties. The license to Q in Section 2.1 shall be [*] with respect to all of the Q Licensed Products, with the exception only for those Subscriber Units licensed pursuant to this Agreement Sold by Q beginning four years after the Effective Date of this Agreement (the "Reportable Subscriber Units"). Beginning four years after the Effective Date and within sixty (60) days after the end of each calendar quarter during the remaining term of this Agreement, Q agrees to pay E a royalty equal to [*] of the royalty rate then being paid by E to Q for Subscriber Units Sold by E in accordance with Section
3.2 of this Agreement times the Net Selling Price of each Reportable Subscriber Unit Sold [*]. For the avoidance of doubt, the Sale by Q to a third party for use in a wireless telephone of a chip or chipset (whether or not mounted on a circuit card provided that such circuit card is not a finished product, e.g. a PCMCIA card) that meets the definition of Q's ASICs shall be treated under this Agreement as an ASIC Sale under the Multi-Product License Agreement and not as a Subscriber Unit Sale hereunder unless Q has paid the royalty, if any, applicable to a Subscriber Unit.

                    2.2.1 [*]

                    2.2.2 [*]

                    2.2.3 If Q sells a CDMA Module to an Affiliate or Manufacturing Licensee of Q for incorporation into a Subscriber Unit, [*]

               2.3 Inclusion of Other Patents. At any time and from time to time, Q can cause any of E's non-Essential Patents to be included in E's Licensed Patents for CDMA Applications by notifying E, in which case E shall have the right to cause an equal number of Q's non-Essential Patents to be included in Q's Licensed Patents for CDMA Applications. The




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patents so included by Q or by E shall be deemed to have been so included as of the Effective Date of this Agreement. In the event that Q causes the same non-Essential Patent of E to be included in E's Licensed Patents under this Agreement and under the Multi-Product License Agreement of even date herewith, E shall have the right to cause only a single Patent of Q's non-Essential Patents to be included in Q's Licensed Patents for use under both agreements.

               2.4 Right to Sublicense. Other than to Manufacturing Licensees as set forth below, Q shall have the right to grant sublicenses of the rights set forth in Section 2.1 above only to Affiliates of Q. In the event that tender requirements or regulatory requirements or identifiable market requirements in a country so reasonably necessitate, Q, or Affiliates of Q, may also grant sublicenses to a Manufacturing Licensee(s) to manufacture and supply products designed and developed by Q or by any of its Affiliates only in the Limited Geographic Territory and only for so long as it remains a Manufacturing Licensee. Any sublicensed Affiliate shall agree to be subject in all respects to all of the obligations contained in this Agreement, including but not limited to the payment of royalties on any Subscriber Units sold by such Affiliate. Any sublicensed Manufacturing Licensee shall agree in writing to a sublicense containing terms and conditions not inconsistent with this Agreement, including but not limited to the payment of royalties on any Subscriber Units sold by such Manufacturing Licensee, [*]. Any sublicense granted to a Manufacturing Licensee shall continue only so long as such Manufacturing Licensee does not assert, either in litigation or by a direct communication to E, E's Affiliates, E's Manufacturing Licensees or customers for E Licensed Products, any Essential Patents for CDMA Applications against E Licensed Products. If such Manufacturing Licensee asserts non-Essential Patents against E, E's Affiliates, E's Manufacturing Licensees or customers for E Licensed Products, Q shall use reasonable efforts to cause such Manufacturing Licensee to withdraw such assertion. Q shall report to E the Net Selling Price for all Reportable Subscriber Units Sold by each Affiliate and Manufacturing Licensee that is granted a sublicense. Q, in addition to any such sublicensed Affiliate and Manufacturing Licensee, shall be responsible for failure of any such sublicensed Affiliate and Manufacturing Licensee to comply with such obligations and provisions. Any such sublicense shall terminate immediately if such Affiliate ceases to be an Affiliate of Q or such Manufacturing Licensee ceases to be a Manufacturing Licensee. Any sublicense to an Affiliate shall be effective retroactively as of the later of the Effective Date or the date such Affiliate became an Affiliate. Any sublicense to a Manufacturing Licensee shall be effective as of the date Q notifies E of such sublicense being granted in accordance with 2.4.1 below.

                    2.4.1 Manufacturing Licensee. Not less than thirty (30) days prior to commencement of sublicensed operations of any entity which Q desires to sublicense as a Manufacturing Licensee, Q shall deliver written notice to E specifying such entity, the nature and percentage of Q's ownership, and the Limited Geographic Territory in which such Manufacturing Licensee shall manufacture and sell products and such other information as may be reasonably requested by E. Q shall ensure that each Manufacturing Licensee exercises the



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rights it receives by virtue of becoming a Manufacturing Licensee only in the
Limited Geographic Territory and that each Manufacturing Licensee complies in all respects with the terms and conditions of this Agreement and any breach of this Agreement by any Manufacturing Licensee shall be deemed to be a breach of this Agreement by Q.

               2.5 [*]

               2.6 No Implied License. The license granted to Q in Section 2.1 and the sublicenses granted to Q's Affiliates and Manufacturing Licensees in
Section 2.4 above specifically exclude any and all rights to use or sell Q Licensed Products under circumstances or in a manner which conveys or purports to convey, whether explicitly, by principles of implied license, patent exhaustion or otherwise, to any third party user or purchaser of such Q Licensed Products any rights or licenses under any of E's patents which would not be infringed by the use for their intended purposes of such Q Licensed Products.




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       3. Grant of License from Q to E.

               3.1 License Grant. Q hereby grants to E, effective as of the Effective Date, a world-wide, non-transferable, non-exclusive [*] license under Q's Licensed Patents to make and Have Made, use, sell, offer for sale, lease or otherwise dispose of, and import Subscriber Units, designed by E or its Affiliates and which design is owned by E or its Affiliates, for CDMA Applications (the above licensed Subscriber Units are hereafter referred to as the "E Licensed Products") and the right to Have Made ASICs for incorporation into E Licensed Products. The license further includes [*]. Notwithstanding anything to the contrary contained in this Agreement, E is not granted a license under any of Q's patents to sell any CDMA Modules or ASICs to any third party, directly or indirectly, for incorporation into a wireless telephone.

               3.2 Royalties. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, E agrees to pay Q a royalty equal to [*]

                    3.2.1 Notwithstanding anything to the contrary herein, the maximum royalty payable by E on any Subscriber Unit (other than telephones) Sold [*]

                    3.2.2 [*]



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where Q holds Patents which would be infringed by the importation or Sale of such Subscriber Units.

                    3.2.3 If E sells a CDMA Module to an Affiliate or Manufacturing Licensee of E for incorporation into a Subscriber Unit, then the royalty shall be [*].

               3.3 Inclusion of Other Patents. At any time and from time to time, E can cause any of Q's non-Essential Patents to be included in Q's Licensed Patents for CDMA Applications by notifying Q, in which case Q shall have the right to cause an equal number of E's non-Essential Patents to be included in E's Licensed Patents for CDMA Applications. The patents so included by E or by Q shall be deemed to have been so included as of the Effective Date of this Agreement. In the event that E causes the same non-Essential Patent of Q to be included in Q's Licensed Patents under this Agreement and under the Multi-Product License Agreement of even date herewith, Q shall have the right to cause only a single Patent of E's non-Essential Patents to be included in E's Licensed Patents for use under both agreements.

               3.4 Right to Sublicense. Other than to Manufacturing Licensees as set forth below, E shall have the right to grant sublicenses of the rights set forth in Section 3.1 above only to Affiliates of E. In the event that tender requirements or regulatory requirements or identifiable market requirements in a country so reasonably necessitate, E, or its Affiliates, may also grant sublicenses to a Manufacturing Licensee(s) to manufacture and supply products designed and developed by E or by any of its Affiliates only in the Limited Geographic Territory and only for so long as it remains a Manufacturing Licensee. Any sublicensed Affiliate shall agree to be subject in all respects to all of the obligations contained in this Agreement, including but not limited to the payment of royalties on any Subscriber Units Sold by such Affiliate. Any sublicensed Manufacturing Licensee shall agree in writing to a sublicense containing terms and conditions not inconsistent with this Agreement, including but not limited to the payment of royalties on any Subscriber Units sold by such Manufacturing Licensee, [*]. Any sublicense granted to a Manufacturing Licensee shall continue only so long as such Manufacturing Licensee does not assert, either in litigation or by a direct communication to Q, Q's Affiliates, Q's Manufacturing Licensees or customers for Q Licensed Products, any Essential Patents for CDMA Applications against Q Licensed Products. If such Manufacturing Licensee asserts non-Essential Patents against Q, Q's Affiliates, Q's Manufacturing Licensees or customers for Q Licensed Products, E shall use reasonable efforts to cause such Manufacturing Licensee to withdraw such assertion. E shall report to Q the Net Selling Price for all Subscriber Units Sold by each Affiliate and Manufacturing Licensee that is granted a sublicense. E, in addition to any such sublicensed Affiliate and Manufacturing Licensee, shall be responsible for failure of any such sublicensed Affiliate and Manufacturing Licensee to comply with such



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obligations and provisions. Any such sublicense shall terminate immediately if such Affiliate ceases to be an Affiliate of E or such Manufacturing Licensee ceases to be a Manufacturing Licensee. Any sublicense to an Affiliate shall be effective retroactively as of the later of the Effective Date or the date such Affiliate became an Affiliate. Any sublicense to a Manufacturing Licensee shall be effective as of the date E notifies Q of such sublicense being granted in accordance with 3.4.1 below.

                    3.4.1 Manufacturing Licensee. Not less than thirty (30) days prior to commencement of sublicensed operations of any entity which E desires to sublicense as a Manufacturing Licensee, E shall deliver written notice to Q specifying such entity, the nature and percentage of E's ownership, and the Limited Geographic Territory in which such Manufacturing Licensee shall manufacture and sell products and such other information as may be reasonably requested by Q. E shall ensure that each Manufacturing Licensee exercises the rights it receives by virtue of becoming a Manufacturing Licensee only in the Limited Geographic Territory and that each Manufacturing Licensee complies in all respects with the terms and conditions of this Agreement and any breach of this Agreement by any Manufacturing Licensee shall be deemed to be a breach of this Agreement by E.

               3.5 [*]




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[*]

               3.6 [*]

               3.7 No Implied License. The license granted to E in Section 3.1 and the sublicenses granted to E's Affiliates and Manufacturing Licensees under
Section 3.4 above specifically exclude any and all rights to use or sell E Licensed Products under circumstances or in a manner which conveys or purports to convey, whether explicitly, by principles of implied license, patent exhaustion or otherwise, to any third party user or purchaser of such E Licensed Products any rights or licenses under any of Q's patents which would be infringed by the use for their intended purposes of such E Licensed Products.

       4. Limitations on License Grants.

               4.1 Jointly Owned Patents. With respect to Patents herein licensed which are owned by a Party jointly with others, the Parties recognize that there are countries which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for such jointly owned inventions. Each Party hereby expressly gives such consent, shall obtain such consent from its Affiliates and shall use all reasonable efforts to obtain such consent from its employees and its Affiliates' employees, and from other third parties, as required to make full and effective any such licenses and rights granted to the grantee hereunder by such Party and by another licensor of such grantee.

               If, in spite of such efforts, a Party is unable to obtain such consents from any such employees or third parties, the resulting inability of such Party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this agreement. For the avoidance of doubt, in such case, the licenses and rights shall be considered granted by each Party to the maximum extent possible, and, consequently, if the other Party



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acquires a corresponding license from the employee or third party, such other
Party shall be deemed licensed under the patent.

               4.2 Obligations to Third Parties. In the event the exercise of a license hereunder exposes the grantor or any of its Affiliates to any obligation to make a payment to a third party (other than payments between a Party and its Affiliates and its or their employees), or if the license to the grantor imposes additional obligations on the grantor, the grantee shall, at the request of the grantor, [*]

        5. Release. Subject to settlement of the Litigation, each Party for itself and its present Affiliates, hereby releases the other Party and the other Party's present Affiliates and all customers of such other Party and such other Party's present Affiliates who have purchased or used products herein licensed to the other Party, from all claims, demands and rights of action which the first mentioned Party or any of its present Affiliates may have on account of any act of infringement or alleged infringement of any Licensed Patent prior to the Effective Date, provided such act would be licensed under this Agreement if it had occurred subsequent to the Effective Date.

        6. Purchases from Licensed Sources. Subject to Sections 2.2.2 and 3.2.2, royalties shall be payable under this Agreement on Subscriber Units Sold by a Party which use any of the other Party's Licensed Patents (including but not limited to by use of an ASIC from whomsoever purchased). If either Party (as the "Purchasing Party") purchases Subscriber Units (other than CDMA Modules) from a third party, which third party is licensed under all of the other Party's Licensed Patents contained in such Subscriber Unit, then, as long as the Purchasing Party is not purchasing such Subscriber Units under its Have Made rights granted to it under this Agreement, the Purchasing Party shall not be required to pay royalties to the other Party with respect to such Subscriber Units. For CDMA Modules purchased by the Purchasing Party from a CDMA Modules manufacturer exercising license rights granted by the other Party to manufacture and sell such CDMA Modules for its own account, the Purchasing Party shall be entitled to [*] in calculating the Net Sales Price of the Subscriber Unit containing such CDMA Module for royalty calculation purposes under Section 2.2 or Section 3.2 provided that such third party is licensed to convey to purchasers all necessary rights under the non-Purchasing Party's Licensed Patents to use such CDMA Module. [*]

        7. Taxes. Withholding taxes and any other taxes levied anywhere in the world upon payments by the paying Party to the licensor Party of royalties under this Agreement and



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required to be withheld from such payments shall be withheld and paid by the [*]
to the appropriate tax authorities. In connection therewith, the gross amounts to be paid shall be adjusted in such a manner that all such taxes are for [*]. Promptly after each such tax payment, the official tax receipts or other evidence issued by the tax authority concerned shall be forwarded to [*] to enable it to support a claim for tax credit.

        8. Conversion to U.S. Dollars. Royalties shall be paid in U.S. dollars by wire-transfer and at a bank to be designated by the payee. To the extent that the Net Selling Price for Subscriber Units Sold outside of the United States is paid to the selling Party other than in U.S. dollars, then such Party shall convert the portion of the royalty payable to the licensor from such Net Selling Price into U.S. dollars at the official rate of exchange of the currency of the country from which the Net Selling Price was paid, as quoted by the U.S. Wall Street Journal (or the Chase Manhattan Bank or another agreed-upon source if not quoted in the Wall Street Journal) for the last business day of the calendar quarter in which such Subscriber Units were Sold. If the transfer of or the conversion into U.S. dollars is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of the licensor Party or its nominee in any commercial bank or trust company of the licensor Party's choice located in that country, prompt notice of which shall be given by the paying Party to the licensor Party.

        9. Forbearance. Unless the rights of either Party would be prejudiced thereby, E and Q agree (to the extent feasible and permitted by law), to forbear for a reasonable period (not to exceed six months from when each dispute arises) from bringing (or further actively pursuing) any administrative or court proceeding contesting the grant or validity of any patent licensed hereunder and agree to discuss in good faith the resolution of any such dispute. Nothing in or associated with this Agreement shall be construed as hindering either Party in any way from challenging the validity of any patent or other intellectual property right and any such challenge shall not be construed a breach of this Agreement.

        10. Third Party Infringement. Upon discovery by either Party (Licensee Party) of any infringement by a third party (the "Infringer") of any Licensed Patent(s) of the other Party (Licensor Party) which results in a material competitive disadvantage to the Licensee party in a country or countries by virtue of its being a licensee under this Agreement, the Licensee Party shall promptly notify the Licensor Party of such infringement. [*]



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[*]

        11. Term of Agreement. This Agreement shall commence on the Effective Date hereof and, except as provided in Section 13, continue until the last Licensed Patent hereunder shall have expired.

        12. Records and Remittances.

               12.1 Audits. Each Party (and each of its sublicensed Affiliates and Manufacturing Licensees), as a licensee, shall keep clear and accurate records with respect to Subscriber Units. Each Party, as a licensor, shall have the right, through independent certified public accountants of its choosing (but reasonably acceptable to the other Party) to receive a list of all sublicensed Affiliates during the audit period and to examine and audit, during normal business hours, semi-annually (or at less frequent intervals) all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalties payable to it under this Agreement. Prompt adjustment shall be made by any Party who has made any error or omission disclosed by such examination or audit to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit, nor the right to receive such adjustments, shall be affected by statements to the contrary appearing on checks or otherwise, unless any such right is expressly waived by the Party having such right. Each Party, as a licensee, shall furnish the other whatever additional information the other Party may reasonably prescribe from time to time to enable such other Party to ascertain whether Subscriber Units Sold by the licensee Party or any of its Affiliates or Manufacturing Licensees are subject to payment of royalties hereunder and the amount payable thereon. If the adjustment payable to the licensor Party after such audit is equal to 10% or greater of the amount actually remitted to the licensor Party for that period, the licensee Party shall bear the cost of the audit.

               12.2 Certified Statement. Within sixty (60) days following the end of each calendar quarter during the term of this Agreement, each Party, as a licensee, shall furnish the other Party, as a licensor, with a statement, in a form reasonably acceptable to the licensor Party, certified by an officer of the licensee Party, recording: i) the Net Selling Price of all Subscriber Units Sold during such calendar quarter in countries not exempted from royalty payments with a separate itemization of the Net Selling Price of CDMA Modules, ii) the amount of royalties payable thereon, and iii) the countries in which the manufacture, sale or use of Subscriber Units took place which are believed to be exempt from the payment of royalties, and briefly, the reason therefor. If no Subscriber Units have been Sold for that calendar quarter, that fact shall be shown on such statement.




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               12.3 Late Payments. Payments when provided for in this Agreement shall, when overdue, bear interest computed monthly (prorated for periods of time less than one month) at [*] If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

        13. Termination.

               13.1 Termination for Breach. If either Party (as the "Defaulting Party") shall at any time materially default in the payment of any royalty or the making of any report hereunder, or shall commit any material breach of any material covenant contained herein, or shall make any material false report and shall fail to remedy any such default, breach or report within sixty (60) days after written notice specifying such default, breach or report by the other Party, the non-defaulting Party may, at its option, terminate all licenses and rights granted herein to the Defaulting Party. All licenses granted to the Party terminating the other Party's licenses would survive but only as to Patents issued prior to the date of termination. However, in respect of any alleged breach or default due to failure to report, a false report, or to make payment of royalties under this Agreement, the Party alleging such breach or default shall exhaust all of the Dispute Resolution Procedures under Section 14.8.2.1 before giving notice of breach or default and termination of this Agreement to the Party alleged to be in breach or default.

               13.2 Change of Control. In the event that a third party active in a material way in the field of telecommunications or data communications acquires 50% or more of the voting securities of a Party, all licenses granted herein to such Party shall only be exercisable in manufacturing facilities where and to like degree previously exercised by such Party and shall not extend to the operations of such owning or controlling entity without the express consent of the other Party but the other Party shall have no right to select patents of the acquiring party in accordance with Section 2.3 or 3.3.

               13.3 Termination of Asset Purchase Agreement. This Agreement shall terminate automatically and without any further action on the part of either Party upon any termination of the Asset Purchase Agreement.

               13.4 Rights upon Termination. Any termination or expiration of this Agreement shall not relieve the licensee Party from its obligations to make a report or from its liability for payment of royalties on Subscriber Units Sold on or prior to the date of such termination or expiration and shall not prejudice the right to recover the full amount of any royalties or other sums due or accrued at the time of such termination or expiration and shall not prejudice any cause of action or claim accrued or to accrue on account of any breach or default. Furthermore, any termination or expiration of this Agreement under this Section shall not prejudice the right of the licensor Party to conduct a final audit of the records of the licensee Party in accordance with the provisions of Section 12.1 hereof.




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        14. Miscellaneous Provisions.

               14.1 Representations and Disclaimers:

                    14.1.1. Representations. Each Party represents and warrants that it has the right and power to enter into this Agreement and the right to and authority to grant to the other Party the licenses and rights granted herein.

                    14.1.2. Disclaimers. Nothing contained in this Agreement shall be construed as:

                      (a) a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents, copyrights or other intellectual property rights of others, and it shall be the sole responsibility of the licensee Party to make such determination as is necessary with respect to the acquisition of licenses under patents and other intellectual property of third parties;

                      (b) an agreement to bring or prosecute actions or suits against third parties for infringement;

                      (c) an obligation to furnish any manufacturing or technical information or assistance;

                      (d) conferring any right to use, in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof; and

                      (e) an obligation upon either Party to make any determination as to the applicability of any patent to any product of the other Party.

               Neither Party makes any representations, extends any warranties of any kind and assumes no responsibility whatever with respect to the manufacture, sale, lease, use or importation of any product, or part thereof, by the other Party or any of its Affiliates or any of its Manufacturing Licensees or any direct or indirect supplier or vendee or other transferee of the other Party or its Affiliates.

               14.2 No Waiver. No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.



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                                       18



               14.3 Assignment. Neither this Agreement nor any license or rights hereunder, in whole or in part, shall be assignable or otherwise transferable by any Party without the written consent of the other Party.

               14.4 Severability. If any term, clause, or provision of this Agreement shall be judged to be invalid or unenforceable, the validity or enforceability of any other term, clause or provision, shall not be affected; and such invalid or unenforceable term, clause, or provision shall be deemed deleted from this Agreement, and this Agreement shall continue in force, and in the event such invalid or unenforceable provision is considered a material element of this Agreement, the Parties shall promptly negotiate a replacement provision in good faith that best meets the intent of the Parties.

               14.5 Notice. Any notice, request or information shall be deemed to be sufficiently given to the addressee when forwarded by prepaid, registered or certified first class mail or by facsimile transmission or hand delivery to the following addressee:

        If to Q:                            If to E:

        QUALCOMM Incorporated               Telefonaktiebolaget LM Ericsson
        6455 Lusk Boulevard                 S-126 25 Stockholm
        San Diego, CA  92121                SWEDEN


        Facsimile No.:  (619) 658-2500      Facsimile No.: 011-46-8-719-9527
        Attention: President                Attention: General Counsel

        with a copy to:
                                            General Counsel

The above addresses can be changed by providing notice to the other Party in accordance with this Section.

               14.6 Publication of Agreement. Except as may otherwise be required by law or as reasonably necessary for performance hereunder, each Party shall keep the provisions of this Agreement confidential, and shall not disclose its provisions without first obtaining the written consent of the other Party. The confidentiality obligations hereunder do not apply to the existence of this Agreement.

               14.7 Dispute Resolution.

                      14.7.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, U.S.A.



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                                       19



                      14.7.2 Resolution Procedures. In the event of any alleged breach of the Agreement or any dispute between the Parties arising under this Agreement, the Parties shall adopt the following procedures for resolution of the matter:

                      14.7.2.1 Negotiated Resolution. The Parties shall first
               attempt to resolve the matter by a meeting between executive level managers of both parties to review a presentation by each Party concerning the alleged breach or matter in dispute. Only if the executive level managers are unable to resolve the alleged breach or dispute within thirty (30) days of the meeting shall either Party be free to proceed under Section 13.1 or to institute a claim or action under Section 14.7.2.2.

                      14.7.2.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, its interpretation, performance, or termination, or the breach thereof that has not been resolved under Section 14.7.2.1 shall be settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect on the date of such controversy or claim. Any such arbitration shall take place in the City of New York and shall be conducted before a panel of three arbitrators appointed in accordance with such Rules (each Party shall select one impartial arbitrator who shall together select the third arbitrator) and the decision of the selected arbitrators shall be binding and conclusive upon the parties, their successors and assigns, who shall comply with such decision in good faith as if it were a final decision of a court of competent jurisdiction. Judgment upon the arbitrators' award may be entered in any court of competent jurisdiction. In the event either Party disputes its obligation to pay the other Party royalties and prevails in such dispute, then any royalties paid under protest by such Party from the date it first gave notice of its desire to invoke the procedures of Section 14.7.2.1 with respect to such disputed royalties shall be repaid by the other Party with interest from such date computed at the rate set forth in Section 12.3.

               14.8 [*]



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               IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above. This Agreement may be signed in counterpart.


QUALCOMM Incorporated                    Telefonaktiebolaget LM Ericsson (publ)

      /s/ illegible                            /s/ illegible
BY: _______________________________      BY: _______________________________
     Title:                                  Title:

                                               /s/ illegible
                                         BY: _______________________________
                                             Title: